UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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eBay Inc.

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Proposal 4: Ratification of Special Meeting Provisions – Supplement to Proxy Statement for the 2018 Annual Meeting of Stockholders of eBay Inc. to be Held on May 30, 2018

May 15, 2018

To Our Stockholders:

On April 16, 2018, eBay Inc. (the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission for the Company’s 2018 annual meeting of stockholders to be held on Wednesday, May 30, 2018 at 8:00 a.m. Pacific Time at 2025 Hamilton Avenue, San Jose, California 95125.

This supplements and amends our proxy statement to (1) provide stockholders additional information regarding how we will interpret the results for Proposal 4, under which the Company is seeking stockholder ratification of the provisions of our Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”) that grant stockholders who own at least 25% of the Company’s outstanding shares of capital stock and satisfy other requirements the ability to direct the Company to call a special meeting of stockholders; (2) provide additional context regarding prior and anticipated stockholder engagement relating to the matters addressed by the ratification proposal; and (3) describe modifications we have made to the special meeting-related procedural provisions in our Bylaws. This supplement should be read in conjunction with the Company’s supporting statement for Proposal 4 included in our proxy statement, as herein updated.

Interpreting the Results of the Ratification Proposal

•	We believe that our ratification proposal is an effective means to obtain stockholder viewpoints and will help facilitate further engagement with stockholders regarding an appropriate ownership threshold for calling special meetings and related provisions. We also believe that our existing threshold and provisions are appropriate for the reasons expressed in our proxy statement and, especially in light of our strong corporate governance practices, recommend stockholders vote in favor of the ratification proposal (Proposal 4).

•	If, however, the ratification proposal is not approved by stockholders, we will not interpret that as a rejection by our stockholders of their ability to call special meetings to consider important matters in between annual meetings. Stockholders will continue to have a special meeting right, alongside our year-round stockholder communication and engagement processes. Changing the ownership threshold requires stockholder approval as it is embedded in our Charter.

•

Instead, we will view rejection of the ratification proposal as forming the basis for further engagement with our stockholders following our 2018 annual meeting. This additional engagement would seek to understand the reasons for votes for, against or abstaining from the ratification proposal and we will solicit additional feedback regarding our special meeting provisions, including an appropriate threshold, in order to better inform the Board’s deliberations regarding whether responsive action would be appropriate, including as to whether any amendments to our Charter or Bylaws should be enacted by the Board (in the case of Bylaw changes) and/or submitted by the Board for stockholder approval (in the case of Charter amendments) in order to be responsive to stockholder feedback regarding the special meeting provisions.

•	While we believe, as we have clearly stated in our ratification proposal that a vote in favor of ratification is tantamount to a vote against the stockholder proposal we had received which sought a 10% ownership threshold, we would anticipate including in our regular stockholder engagement process the opportunity for stockholders to provide additional feedback to us regarding the special meeting provisions, to the extent they have any, so that such feedback may be considered, regardless of the outcome of the vote on the ratification proposal.

•	In order for stockholders to have greater transparency heading into our 2019 annual meeting regarding our deliberations, responsiveness and stockholder engagement in this regard, we plan to provide disclosure in next year’s proxy statement regarding any additional stockholder engagement efforts related to this matter, including as to any material feedback received regarding our special meeting provisions and actions taken to address such feedback. As highlighted in our proxy statement, as updated by the below, we have provided stockholders with disclosure regarding the various safeguards and procedural requirements involved in calling a special meeting so that they may express their views on such matters in addition to the question of the appropriate ownership threshold.

Stockholder Engagement

In determining to pursue the ratification proposal, in addition to taking into account that over 99% of stockholders present by person or proxy at our 2012 annual meeting had supported implementing the current special meeting provisions, including the current special meeting threshold, we had the benefit of the substantial stockholder input we received in 2017, 2015 and 2014 when our stockholders considered and rejected in each such year stockholder proposals seeking to create a new written consent right to act in between annual meetings alongside the existing special meeting right. For example, in the context of considering those proposals in 2017, 2015 and 2014, aside from the discrete written consent topic, we engaged with our stockholders and received feedback regarding stockholder ability to act in between annual meetings, heard varying views of stockholders and confirmed support for our providing stockholders the ability to call special meetings through our special meeting provisions.

In deciding to present the ratification proposal at the 2018 annual meeting, we had the benefit of those perspectives and engagement, including recognition that, in the context of stockholder proposals seeking to reduce ownership thresholds, especially when a company like eBay has an existing 25% ownership threshold, and in light of diverse and nuanced stockholder perspectives and voting policies, (1) a stockholder vote in favor of a stockholder proposal seeking a 10% ownership threshold does not clearly communicate whether stockholders actually prefer a 10% threshold versus other ownership thresholds below the existing 25% requirement, (2) a vote against such a 10% stockholder proposal does not clearly communicate whether stockholders in fact support the existing 25% threshold as they might prefer an alternative figure to 10%, (3) that competing proposals presenting a binary choice between a 10% ownership threshold and a 25% ownership threshold do not address stockholder preferences for a threshold in between those figures; and (4) that stockholder votes on a 10% threshold stockholder proposal (or other such proposals) may be impacted by particular procedural provisions in place (for example, excessive and problematic procedural restrictions on the ability to call special meetings, which we do not, in our view, have) rather than merely the ownership threshold question, standing alone.

Accordingly, we believe our ratification proposal – and our treating the results of the ratification proposal as a mechanism for facilitating, rather than deterring, further stockholder engagement, and our commitment to additional engagement and disclosure, especially if the ratification proposal fails – provides an effective, responsive and engagement-minded approach.

We are proud of our track record of responsiveness to stockholders and will continue to regularly solicit stockholder input and feedback on matters of importance to our investors.

Amendments to our Special Meeting Bylaw Provisions

On May 14, 2018, the Board adopted certain amendments to the special meeting provisions in the Bylaws. These amendments, by reducing certain limitations designed to prevent duplicative and unnecessary meetings, expand the circumstances under which stockholders may require the Company to call a special meeting. In particular, the amendments:

•	Modified a restriction on the right of stockholders to call a special meeting where the Board calls a stockholder meeting, to be held within 60 days of the special meeting request, to consider an item of business that is identical or substantially similar to the item of business stated in the special meeting request, so that such restriction shall apply only where the Board has already called a stockholder meeting at the time the Company received the special meeting request; and

•	Reduced certain periods during which stockholders may not require the calling of a special meeting: (a) from 90 days prior to the first anniversary of the immediately preceding annual meeting and ending on the date of the next annual meeting to 60 days prior to the first anniversary of the immediately preceding annual meeting and ending on the date of the next annual meeting; and (b) from 120 days from any stockholders meeting where an identical or substantially similar item, including the election of directors (with respect to all items of business involving the election or removal of directors), was presented, to 75 days from any such stockholders meeting.

On May 15, 2018, the Company filed a Current Report on Form 8-K reporting the amended provisions of the Bylaws. A copy of the full text of such amended provisions is attached hereto as Appendix A.

APPENDIX A

ARTICLE I, SECTION 1.3(c)

OF THE

AMENDED AND RESTATED BYLAWS OF EBAY INC.

(c) Calling of a Special Meeting. Except as provided in the next sentence, a special meeting requested by stockholders shall be held at such date, time and place within or without the State of Delaware as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the date on which valid Special Meeting Request(s) constituting the Requisite Percent are delivered to the Secretary of the Corporation (such date of delivery being the “Delivery Date”). Notwithstanding the foregoing, the Secretary of the Corporation shall not be required to call a special meeting of stockholders if (i) the Board of Directors has already called an annual meeting of stockholders, or a special meeting of stockholders, which has not yet been held at which a Similar Item (as defined in this Section 1.3(c)) is to be presented pursuant to the notice of such meeting, in either case to be held not later than sixty (60) days after the Delivery Date; (ii) the Delivery Date is during the period commencing sixty (60) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; or (iii) the Special Meeting Request(s) (A) contain an identical or substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item”) to an item that was presented at any meeting of stockholders held not more than seventy-five (75) days before the Delivery Date (and, for purposes of this clause (iii) the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors); (B) relate to an item of business that is not a proper subject for action by the stockholders under applicable law; (C) were made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law; or (D) do not comply with the provisions of this Section 1.3.